Exhibit 99.1

Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com
Whiting Petroleum Corporation Names Allan R. Larson to Its
Board and Announces Retirement of Graydon D. Hubbard
DENVER — December 16, 2010 — Whiting Petroleum Corporation (NYSE: WLL) today announced that it has named Allan R. Larson to the Company’s Board of Directors effective as of January 1, 2011. Mr. Larson will replace Graydon D. Hubbard, who notified the Company’s Board of Directors of his retirement effective as of January 1, 2011.
Over the last 30 years, Mr. Larson has been the owner and manager of Larson Petroleum, LLC, an oil and gas exploration and development company. He has provided geological services to companies such as Amoco Production Company and Mesa Petroleum Company. Mr. Larson is a graduate of Pennsylvania State University with an undergraduate degree in geology and of the University of California — Los Angeles with MA and PhD degrees in Geology.
James J. Volker, Chairman, President and Chief Executive Officer of Whiting Petroleum, said, “I am pleased to have Al Larson joining Whiting’s Board of Directors. Al’s extensive experience in the oil and gas industry, especially in the Rocky Mountain Basins, will be a great addition to Whiting’s Board.
I would also like to thank Dee Hubbard for his many years of dedicated service as a director of Whiting, particularly as chairman of the Audit Committee. Dee’s considerable analytical skills contributed to Whiting’s Board during a period of strong growth for the company and benefited our stockholders. Philip Doty who was elected to the Whiting Board of Directors on August 11, 2010 will replace Dee as Chairman of our Audit Committee.”
About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery fields in Oklahoma and Texas. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.